UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2006

FLIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-21918	93-0708501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27700A SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-9547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 31, 2006 FLIR Systems, Inc. (the “Company”) repurchased approximately $53 million of its outstanding shares of common stock from Goldman Sachs & Co. (“Goldman Sachs”) in a private transaction in connection with an accelerated stock repurchase (“ASR”) program. Pursuant to the terms of the ASR program, Goldman Sachs has delivered 1,990,080 million shares of the Company’s common stock to the Company to date. The Company could receive up to an additional 142,149 shares from Goldman Sachs subject to the volume weighted average price of the Company’s stock during the term of the ASR program and collar provisions setting minimum and maximum prices for the repurchase of such shares. Goldman Sachs agreed that its purchases of the Company’s common stock in the open market under the ASR program would be accomplished in accordance with the Rule 10b-18 volume and timing guidelines applicable to the Company.

The terms and conditions of the ASR program are more fully described in the Master Confirmation and Supplemental Confirmation (attached hereto as Exhibit 10.1 and incorporated herein by reference), dated as of August 14, 2006, and the Trade Notification (attached hereto as Exhibit 10.2, and incorporated herein by reference), dated as of August 14, 2006. The foregoing summary of the ASR program is qualified in its entirety by reference to the text of the aforementioned agreements.

The Company issued a press release on August 30, 2006 announcing the Company’s recent stock repurchases through open market transactions and the ASR program. A copy of the press release is attached hereto as Exhibit 99.1. The stock repurchases under the ASR Program and in the open market were funded from cash on hand and borrowings under the Company’s senior bank facility.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Master Confirmation and Supplemental Confirmation dated as of August 14, 2006

99.2	Trade Notification dated as of August 14, 2006

99.3	Press release issued by FLIR Systems, Inc. dated August 30, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on September 1, 2006.

FLIR SYSTEMS, INC.
(Registrant)

By	/s/ Stephen M. Bailey
Stephen M. Bailey
Sr. Vice President, Finance and Chief Financial Officer